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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549



                                    FORM 8-K

                                 CURRENT REPORT
                       PURSUANT TO SECTION 13 OR 15(d) OF
                       THE SECURITIES EXCHANGE ACT OF 1934



                          DATE OF REPORT: JUNE 12, 2002



                       VALUE CITY DEPARTMENT STORES, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)




Ohio                        1-10767                           31-1322832
------------          -------------------------        ------------------------
(STATE OR OTHER       (COMMISSION FILE NO.)                 (IRS EMPLOYER
JURISDICTION OF                                         IDENTIFICATION NUMBER)
INCORPORATION OR
ORGANIZATION)



                              3241 Westerville Road
                              Columbus, Ohio 43224
                                 (614) 471-4722
               (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER
                       INCLUDING AREA CODE OF REGISTRANT'S
                          PRINCIPAL EXECUTIVE OFFICES)





                                 Not Applicable
          (FORMER NAME OR FORMER ADDRESS, IF CHANGED SINCE LAST REPORT)


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ITEM 5. OTHER ITEMS.

         On June 12, 2002, Value City Department Stores, Inc. (the "Company") together with its principal subsidiaries, announced the closing of a $525 million refinancing that consists of three separate credit facilities: (i) a new three-year $350 million revolving credit facility agented by National City Commercial Finance, Inc., Fleet Retail Finance Inc., Wells Fargo Retail Finance, LLC, The CIT Group/Business Credit, Inc., and General Electric Capital Corporation, (ii) a new three-year $100 million term loan facility provided equally by Cerberus Partners, L.P. and Schottenstein Stores Corporation, and
(iii) an amended and restated $75 million senior convertible loan, initially entered into by the Company on March 15, 2000, which will also be held equally by Cerberus Partners and Schottenstein Stores Corporation. The maturity of the senior convertible loan has, as part of the refinancing been extended to March 2009 from September 2003.

$350 Million Revolving Credit Facility

         Under the Revolving Credit Facility, the borrowing base formula is structured in a manner that allows the Company and its subsidiaries availability based on the value of their inventories and receivables. Primary security for the facility is provided by a first priority lien on all of the inventory and accounts receivable of the Company, as well as certain intercompany notes and payment intangibles. The facility also has a second priority perfected interest in all of the collateral securing the Term Loans. Interest on borrowings is calculated at the bank's base rate or Eurodollar rate plus 2.00% to 2.75%, depending upon the level of average excess availability the Company maintains. Initially the applicable Eurodollar margin is set at 2.25% for the first two months of the facility. Based on the borrowing base formula the Company and its subsidiaries currently have over $115 million of excess availability, after the initial funding and the repayment or replacement of all borrowings and letters of credit outstanding under the prior senior credit and subordinated credit facilities.

$100 Million Term Loans

         The Term Loans are comprised of a $50 million Term Loan B and a $50 million Term Loan C. All obligations under the Term Loan are senior debt, ranking pari passu with the Revolving Facility and the Senior Convertible Facility. The Company and its principal subsidiaries are obligated on the facility.

         The Term Loans stated rate of interest per annum during the initial two years of the agreement is 14% if paid in cash and 15% if the paid-in-kind ("PIK") option is elected by the Company. During the first two years of this facility, the Company may pay all interest by PIK. During the final year of the Term Loan the stated rate of interest is 15.0% if paid in cash or 15.5% by PIK and the PIK option is limited to 50% of the interest due.

         The Company has agreed to issue to the Term Loan C Lenders warrants ("Warrants") to purchase shares of common stock initially exercisable for up to 8.75% of the shares of the


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common stock outstanding on the closing date, excluding all outstanding convertible securities, warrants, options or other equity equivalents, at an initial exercise price of $4.50 per share. The number of shares issuable upon the exercise of the Warrants and the per share exercise price are subject to adjustment upon the occurrence of specified events. The Warrants are exercisable at any time prior to the 10th anniversary of the date of issuance at the then Warrant exercise price. The Company has granted the Term Loan C Lenders registration rights with respect to the shares issuable upon exercise of the Warrants.

         The issuance of the Warrants is subject to shareholder approval. Schottenstein Stores Corporation has agreed to vote its shares of Company common stock in favor of the approval of the issuance of the Warrants.

$75 Million Senior Convertible Loan

         The Company has amended and restated its $75 million Senior Subordinated Convertible Loan Agreement dated March 15, 2000. As amended, borrowings under the convertible loan will bear interest at 10% per annum. At the Company's option, interest may be PIK from the closing date to the second anniversary thereof, and thereafter, at the option of the Company, up to 50% of the interest due may be PIK until maturity. The convertible loan is guaranteed by all principal subsidiaries and is secured by a lien on assets junior to liens granted in favor of the Revolving Credit Agreement and Term Loans. The Senior Convertible Loan is not prepayable for five years from the closing date. The agent has the right to designate two observers to the Board of Directors for so long as the agent is the beneficial owner of at least 50% of the advances initially made by it and has the right to designate two individuals to the Board of Directors for so long as the agent is the beneficial owner of at least 50% of the conversion shares issued upon conversion of the advances initially made by it.

         The convertible notes are convertible at the option of the holders into shares of Value City Department Stores, Inc. common stock at a initial conversion price of $4.50. The conversion price is subject to adjustment upon the occurrence of specified events. The conversion of the Senior Convertible Loan for shares representing in excess of 19.9% of the shares of Company common stock currently outstanding is subject to shareholder approval. Schottenstein Stores Corporation has agreed to vote its shares of Company common stock in favor of the approval of such conversion rights.

         The press release is included as Exhibit 99 to this Form 8-K and is incorporated herein by this reference.



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ITEM 7.  FINANCIAL STATEMENTS AND EXHIBITS.

         (c)   EXHIBITS.

         Exhibit No.                      Description

               99 Press Release, dated June 12, 2002, entitled "Value City Department Stores, Inc. Announces Refinancing."



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                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                   VALUE CITY DEPARTMENT STORES, INC.


Date: June 12, 2002            By: /s/ James A. McGrady
                                  ---------------------------------------------
                                     James A. McGrady, Chief Financial Officer



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                                  EXHIBIT INDEX
                                  -------------


         Exhibit No.                       Description


            99 Press Release, dated June 12, 2002, entitled "Value City Department Stores, Inc. Announces Refinancing."